Exhibit 4.1

SERIES A PREFERRED STOCK PURCHASE WARRANT

ARQULE, INC.

Warrant Shares: _______

THIS SERIES A PREFERRED STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after November 7, 2017 (the “Initial Exercise Date”) and on or prior to the close of business on the fourth-year anniversary of the date of the Stockholder Filing (as defined in the Purchase Agreement) (such 4th anniversary, the “Termination Date”) but not thereafter, to subscribe for and purchase from ArQule, Inc., a Delaware corporation (the “Company”), (i) prior to the Stockholder Filing, up to ______ shares of Series A Preferred Stock or (ii) after the Stockholder Filing, up to ___ shares of Common Stock (together with the Series A Preferred Stock and as subject to adjustment hereunder, the “Warrant Shares”). The purchase price for each Warrant Share shall be equal to the Exercise Price as defined in Section 2(d).

Section 1.            Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated November _, 2017, among the Company and the purchasers signatory thereto.

Section 2.            Exercise.

(a)          Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Exhibit A (the “Notice of Exercise”). Within two Business Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(e) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation, or alternatively an affidavit of loss in form reasonably acceptable to the Company, within two Business Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)          Delivery of Securities Upon Exercise. On the Share Delivery Date (defined below), the Company shall issue the number of Warrant Shares to which the Holder is entitled in respect of that exercise. The “Share Delivery Date” shall be on the second Business Day following the date on which the Company has received the Notice of Exercise and payment in full of the Exercise Price (if applicable). Notwithstanding the foregoing, in the event that the Holder’s beneficial ownership of Common Stock exceeds the Beneficial Ownership Limitation (as defined below) or would exceed the Beneficial Ownership Limitation after giving effect to the issuance of Common Stock issuable upon such exercise as of the Share Delivery Date, then the Company’s obligation to issue and deliver the Warrant Shares that are so exercised shall be held in abeyance until such time as the Holder’s beneficial ownership would be below the Beneficial Ownership Limitation (such delivery procedure, the “Delayed Delivery”).

(c)          Company’s Failure to Timely Deliver Securities. If the Company shall fail to deliver the certificate or certificates representing Warrant Shares by the Share Delivery Date, other than pursuant to a Delayed Delivery, and if on or after the Share Delivery Date the Holder purchases (in an open market transaction or otherwise) common stock of the Company to deliver in satisfaction of a sale by the Holder of Warrant Shares issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within three Business Days after the Holder’s request promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares (or, at the option of the Holder, reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored) and pay cash to the Holder in an amount equal to the excess (if any) of the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased over the product of (A) such number of Warrant Shares, times (B) the price at which the sell order giving rise to such purchase obligation was executed.

(d)          Exercise Price. The exercise price per share of the Series A Preferred Stock under this Warrant shall be $1,750 and, following the Stockholder Filing, the exercise price per share of the Common Stock under this Warrant shall be $1.75, in each case subject to adjustment hereunder (the “Exercise Price”).

(e)          Cashless Exercise. This Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares determined according to the following formula:

X = Y(A-B)/A

Where:

X =	the number of Warrant Shares that shall be issued to the Holder;

Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the aggregate Exercise Price);

A =	the Fair Market Value (determined in accordance with the below) of one share of Common Stock (if the Warrant is being exercised after the Stockholder Filing) or one share of Series A Preferred Stock (if the Warrant is being exercised prior to the Stockholder Filing), as applicable; and

B =	the Exercise Price then in effect.

The Fair Market Value per share of Common Stock or Series A Preferred Stock, as applicable, shall be determined as follows:

(i)          If the Common Stock is listed on a national securities exchange, the Nasdaq Select Global Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board or another nationally recognized trading system as of the applicable exercise date, the Fair Market Value per share of Common Stock shall be deemed to be the reported closing sale price per share of Common Stock thereon on the trading day immediately preceding such exercise date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (ii) below).

(ii)         If the Common Stock is not listed on a national securities exchange, the Nasdaq Select Global Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board or another nationally recognized trading system as of the applicable exercise date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Holder of the Fair Market Value per share of Common Stock and furnish the Holder with reasonable documentation of the Board’s determination of such Fair Market Value.

(iii)        If the Warrant is being exercised prior to the Stockholder Filing (to purchase shares of Series A Preferred Stock), then the Fair Market Value per share of the Series A Preferred Stock as of the applicable exercise date shall be determined in good faith by the Company and the Holder. If the Company and the Holder are unable to agree on any such determination of Fair Market Value, then the Company and the Holder agree that a professional and reputable third party valuation firm (a “Third Party Valuation Agent”) shall be retained by the parties, at the Company’s expense, to determine the Fair Market Value per share of Series A Preferred Stock. In such instance, the Company and the Holder agree to request that such Third Party Valuation Firm provide its valuation on an expedited basis (within 14 Business Days following such appointment). If the Company and the Holder are unable to agree on a Third Party Valuation Agent, then the parties agree that the Head of the Life Sciences Practice of PricewaterhouseCoopers shall be consulted and such person shall recommend a Third Party Valuation Agent for this purpose, and such Third Party Valuation Agent’s determination of Fair Market Value per share of the Series A Preferred Stock shall be binding upon the Company and the Holder.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(e).

(f)          Issuance of Warrant Shares. Holder shall be deemed to become Holder of record of the number of Warrant Shares issuable upon exercise (and the Warrant Shares shall be deemed to have been issued) immediately before the close of business on the date or dates on which this Warrant is exercised in compliance with this Section 2 (or if any such date is a non-Business Day, on the next succeeding Business Day). If this Warrant is exercised, certificates or book entry notations for the Warrant Shares shall be delivered to Holder as soon as practicable.

Section 3.            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

Section 4.            No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. The Company shall not close its books against the issuance of any Warrant Shares in any manner that interferes with the timely exercise of this Warrant.

Section 5.            Certain Adjustments.

(a)          Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Prior to the Stockholder Filing, any adjustments pursuant to this Section 5(a) shall take into account the number of shares of Common Stock into which each share of Series A Preferred Stock will be converted. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)          Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(c)          Fundamental Transactions. In connection with any Fundamental Transaction (as defined below), the Company shall make appropriate provision so that this Warrant shall thereafter be exercisable for either (i) shares of the successor entity based upon the conversion ratio, or (ii) other consideration, if any, payable to holders of Warrant Shares in connection with the Fundamental Transaction. The provisions of this section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant. “Fundamental Transaction” means (A) the Company, directly or indirectly, in one or more related transactions merges or consolidates with or into another person or entity; or (B) the Company, directly or indirectly, sells, assigns, transfers, conveys or otherwise disposes (including by way of a license or sublicense) of all or substantially all of the properties or assets of the Company and its subsidiaries on a consolidated basis to another person or entity; or (C) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock; or (D) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (E) the Company reorganizes, recapitalizes or reclassifies its Common Stock.

(d)          Notice to Holder.

i.            Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.         Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, concurrently with any notice provide to holders of the Company’s Common Stock or filed with the Commission, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.            Compliance with Securities Laws; Disposition of Warrant or Warrant Shares

(a)          Compliance with Securities Laws. Holder, by accepting this Warrant, represents to the Company that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired for its own account for investment purposes only and not with a view to distribution or resale, and that Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Act”), or any state or other securities laws. This Warrant, any Warrant subsequently issued to Holder, and all certificates representing the Warrant Shares issued hereunder (unless registered under the Act and any applicable state or other securities law) shall be stamped or imprinted with a legend in substantially the following form:

[THIS WARRANT HAS] [THE SECURITIES EVIDENCED HEREBY HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

Section 7.            Transfer of Warrant. Holder shall not assign or transfer this Warrant or any of its rights hereunder without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, except that Holder shall have the right to assign or transfer this Warrant and all rights hereunder, in whole or in part, to (a) any affiliate of Holder, (b) any employee of any affiliate of Holder, (c) any limited partner or other member of any affiliate of Holder one or more immediately family members of Holder or any trust for the benefit of Holder, or (d) one or more immediate family members of Holder. Subject to the foregoing, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by Holder in person or by duly authorized attorney, upon surrender of this Warrant, together with the assignment form attached hereto as Exhibit B duly completed and executed. Subject to the foregoing, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by Holder in person or by duly authorized attorney, upon surrender of this Warrant, together with the assignment form attached hereto as Exhibit B duly completed and executed. Upon any such permitted transfer, the Company shall execute and deliver to the persons entitled thereto a new Warrant or Warrants of like tenor and representing the right to purchase, in the aggregate, the same number of Warrant Shares as this Warrant then entitles Holder to purchase. The term “Warrant” as used herein includes any such Warrant or Warrants issued by the Company to any such transferee(s). “Affiliate” has the meaning set forth in Rule 12b- 2 of the Exchange Act.

Section 8.            Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 9.            Miscellaneous.

(a)          No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof.

(b)          Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)          Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)          Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued capital stock (i) prior to the Stockholder Filing, a sufficient number of shares of Series A Preferred Stock, and (ii) after the Stockholder Filing, a sufficient number of shares of Common Stock, to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the principal national securities exchange upon which the Common Stock then may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(e)          Law and Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the choice of law and forum provisions of the Purchase Agreement.

(f)           Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

(g)          Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(h)          Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(i)          Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(j)          Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(k)          Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(l)          Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(m)         Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(n)          Holder’s Exercise Limitation. The Company shall not issue any Warrant Shares, and a Holder shall not have the right to receive any Warrant Shares, upon exercise of this Warrant, to the extent (and only to the extent and only for so long as), that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-exercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this section applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall initially be set at 19.9% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Warrant Shares being exercised hereunder, provided that the Holder may increase, decrease or waive the Beneficial Ownership Limitation upon providing the Company with written notice of such action at least 61 days’ in advance of effectiveness (provided that no such 61-day notice period shall be required for an amendment or waiver of the Beneficial Ownership Limitation following the Company’s initial public announcement of the pendency or proposed consummation of a Fundamental Transaction not initiated or controlled by the Holder.

*         *         *

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ARQULE, INC.

By:
Name
Title

Exhibit A

NOTICE OF EXERCISE

TO: ARQULE, INC.

1.	The undersigned hereby elects to purchase __________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any;

2.	Payment will be made in lawful money of the United States; or

3.	In accordance with the formula set forth in Section 2(e), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2(e).

4.	Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

5.	Accredited Investor. The undersigned certifies that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

Exhibit B

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form and supply required information. Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [____] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

.

Dated: _________________, ____

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.